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                                                                  EXHIBIT 99

                  [FALCON LOGO]


FOR FURTHER INFORMATION


AT THE COMPANY:
David L. Morley
President & Chief Operating Officer
9387 Dielman Industrial Drive
St. Louis, MO 63132 (314) 991-9200

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 11, 2004

       FALCON PRODUCTS REPORTS RESULTS FOR FISCAL 2003 FOURTH QUARTER
       --------------------------------------------------------------
        AND FULL YEAR; ANNOUNCES RESTRUCTURED SENIOR CREDIT FACILITY
        ------------------------------------------------------------

 COMPANY ANNOUNCES NEW ISSUANCE OF JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES

                  ST. LOUIS, MISSOURI, FEBRUARY 11, 2004 -- Falcon Products, Inc. (NYSE: FCP), a leading manufacturer of commercial furniture, today announced sales and operating results for its fourth quarter and full fiscal year 2003. While sales and earnings were less than the prior year, earnings were impacted by largely non-cash charges associated with the previously announced restructuring of its manufacturing operations and a change in the accounting treatment of net deferred tax assets. The restructuring actions should generate $8 to $10 million in savings in 2004. The Company also announced a refinancing package which substantially increases its credit facility at improved interest rates and more flexible covenants. This in combination with the restructuring of its manufacturing operations strongly positions the Company going into 2004.

         Net sales for the fourth quarter of 2003 were $65.7 million, compared with $75.8 million in the fourth quarter of 2002. The Company reported a net loss for the quarter of $16.0 million, or $1.77 per diluted share, including nonrecurring charges, compared with net earnings of $1.2 million, or $0.13 per diluted share, including a nonrecurring gain, in the fourth quarter of 2002. The fourth-quarter 2003 results include charges related to the restructuring of the Company's manufacturing facilities, the write-down of inventory costs, and the recording of a valuation allowance for net deferred tax assets. These charges totaled $13.1 million, or $1.45 per diluted share.

         For the 2003 fiscal year, net sales were $251.8 million, compared with $277.5 million in the prior year. The Company reported a net loss for the year of $22.5 million, or $2.49 per diluted share, including nonrecurring charges, compared with net earnings of $0.7 million, or $0.08 per diluted share, including a net nonrecurring gain, in 2002. The 2003 results include charges related to the restructuring of the Company's manufacturing facilities, the freezing of benefits under the Company's defined benefit pension plan, the write-off of deferred debt issuance costs, the write-down of inventory costs, and the recording of a deferred tax valuation allowance. These charges totaled $18.3 million, or $2.02 per diluted share.


                               PRESS RELEASE

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                  [FALCON LOGO]

Falcon Products
Add  - 2 -


         Franklin A. Jacobs, Chairman and Chief Executive Officer, said "Despite the difficult market conditions in 2003, the Company achieved solid growth in the contract office market and strong growth in the food service market, excluding the impact from the business with Boston Market, which was successfully completed at the beginning of 2003. While the hospitality market is showing signs of improving, it did not translate into sales during the fourth quarter."

         David L. Morley, President and Chief Operating Officer added, "Although 2003 was a more difficult year for our industry than anyone expected, we have made the changes necessary to significantly improve profitability. The previously announced closure of the facilities in Zacatecas, Mexico and Canton, Mississippi will substantially reduce costs, simplify processes and increase speed of our operations. Additionally, the Company restructured its wood frame supply chain in Europe, taking both time and costs out of the system. The full year impact of these actions, on 2003 level of sales, is in the range of $8 to $10 million of operating income."

         The Company further announces an expanded debt facility that provides substantial operating flexibility at lower interest rates and improved covenants. This was accomplished in two ways. First, the company sold $4.15 million in newly issued 12% junior subordinated convertible debentures due 2010. The debentures, which were primarily purchased by directors and other related parties of the Company, are junior to the Company's existing senior subordinated notes. Secondly, the Company amended and restated its senior credit facility. The facility was restructured to pay off the existing term loan B in the original principal amount of $35 million and obtain a new term loan B in the principle amount of $50 million. In addition, the interest rate provisions for the term loan B portion were adjusted down to 15%, and the covenant provisions of the facility were improved. The new term loan B matures in June 2007. The proceeds of the new term loan B were used to pay off the existing term loan B in full and to pay fees and expenses incurred in connection with the refinancing and the remainder of the net proceeds, as well as the proceeds from the issuance of the debentures, will be used for working capital and general corporate purposes.

         Mr. Jacobs stated, "The new financing agreement will provide the capital, at a lower interest rate, to fully execute our plans. Our cost structure has been dramatically changed and our markets appear to be strengthening. We are in an excellent position going into 2004."

         Falcon Products, Inc. will conduct a conference call to discuss fiscal 2003 fourth-quarter results on February 12, 2004, at 10:00 a.m. EDT. The call will be Web cast at www.companyboardroom.com and www.thefalconcompanies.com.

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the


                               PRESS RELEASE

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                  [FALCON LOGO]

Falcon Products
Add  - 3 -


commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 9 manufacturing facilities throughout the world and has approximately 2,000 employees.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical fact, such as forward-looking statements, involve risks and uncertainties, including, but not limited to, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting industry conditions. Additional cautionary statements regarding other risk factors that could have an effect on future performance of the Company are described in Falcon's periodic filings with the Securities and Exchange Commission. Although Falcon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Falcon can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of Falcon as of the date of this release. Falcon disclaims any intent or obligation to update any forward-looking statements.




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                  [FALCON LOGO]

FALCON PRODUCTS, INC.
ADD  -4-

                                                        FALCON PRODUCTS, INC.
                                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                             FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS
                                              (In thousands, except per share amounts)
                                                             (Unaudited)

                                                               Fourth Quarter Ended                         Year Ended
                                                         --------------------------------       ----------------------------------
                                                          Nov. 1,     Nov.2,         %           Nov. 1,      Nov, 2,         %
                                                            2003       2002        Change         2003          2002        Change
                                                         --------     -------      ------       --------      --------      ------
Net sales                                                $ 65,652     $75,790      -13.4%       $251,802      $277,537       -9.3%
Cost of sales, including restructuring charge              58,588 (a)  58,225        0.6%        203,087 (a)   212,402       -4.4%
                                                         --------     -------                   --------      --------
Gross margin                                                7,064      17,565      -59.8%         48,715        65,135      -25.2%
Selling, general and administrative expenses               11,974      11,685        2.5%         44,576        46,147       -3.4%
Interest and other                                          5,049       4,292       17.6%         17,781        17,140        3.7%
Loss on early extinguishment of debt                            -           -        N/M           1,564 (b)         -        N/M
Loss on curtailment of pension plan                           121 (c)       -        N/M           1,954 (c)         -        N/M
Restructuring charge                                        2,496 (a)    (801)(d)    N/M           4,476 (a)      (162)(d)    N/M
                                                         --------     -------                   --------      --------
Pre-tax earnings (loss)                                   (12,576)      2,389        N/M         (21,636)        2,010        N/M
Income taxes (benefit)                                      3,432 (e)   1,220        N/M             880 (e)     1,318        N/M
                                                         --------     -------                   --------      --------
Net earnings (loss)                                      $(16,008)    $ 1,169        N/M        $(22,516)     $    692        N/M
                                                         ========     =======                   ========      ========

Basic and diluted earnings (loss) per share              $  (1.77)    $  0.13        N/M        $  (2.49)     $   0.08        N/M
                                                         ========     =======                   ========      ========

Weighted average diluted shares outstanding                 9,068       8,948                      9,059         8,943
                                                         ========     =======                   ========      ========


N/M  Not Meaningful

(a) The Company recorded a $2.5 million non-cash, pre-tax restructuring charge during the fourth quarter of 2003 to write-down the land, buildings, machinery and equipment to estimated realizable values of the Canton, Mississippi plant in connection with the Company's decision to dispose of the facility. In addition, the Company recorded a $5.5 million charge in Cost of Sales to reduce the carrying cost of inventory. The Company recorded a $4.3 million non-cash restructuring charge during the third quarter of 2003 to write-down the assets of the Company's Mexico manufacturing facility in connection with the Company's decision to dispose of the facility. Of the total charge related to Zacatecas, $2.3 million is included in Cost of Sales.

(b) The Company recorded a $1.6 million non-cash, pre-tax loss on early extinguishment of debt to write-off deferred debt issuance costs in connection with the refinancing of its senior credit facility.

(c) The Company recorded a $0.1 million in the fourth quarter of 2003 and a $1.8 million in the third quarter of 2003, non-cash, pre-tax charge to record the unrecognized prior service cost in connection with the closing of the Canton, Mississippi plant and with the Company's amendment to its defined benefit pension plan to freeze the accrual of pension benefits for service after August 1, 2003, respectively.

(d) The Company recorded a $0.6 million pre-tax nonrecurring charge during the first quarter of 2002 to account for the execution of its plan to restructure its manufacturing facilities, which began in the third quarter of 2001. During the fourth quarter of 2002, the Company recorded a pre-tax nonrecurring gain related to asset disposals associated with its restructuring plans, which included the closure of its Statesville, North Carolina facility.

(e) During the fourth quarter of 2003, the Company recorded a valuation allowance reducing its deferred tax assets.



                               PRESS RELEASE

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                  [FALCON LOGO]

FALCON PRODUCTS, INC.
ADD  -5-

                                                    FALCON PRODUCTS, INC.
                                            CONDENSED CONSOLIDATED BALANCE SHEETS
                                                       (In thousands)
                                                         (Unaudited)

                                   Nov. 1,      Nov. 2,        Liabilities and                Nov. 1,      Nov. 2,
Assets                               2003         2002         Stockholders' Equity            2003         2002
------                            --------     --------        --------------------          --------     --------
Cash and cash equivalents         $  1,356     $  1,646        Accounts payable              $ 27,612     $ 20,841

Accounts receivable                 31,877       32,942        Customer deposits                5,249        9,211

Inventories                         62,525       57,117        Accrued liabilities             16,842       16,376

Other current assets                 5,344        9,041        Current maturities of
                                                                    long-term debt              3,900       15,359
                                  --------     --------                                      --------     --------
Total current assets               101,102      100,746        Total current liabilities       53,603       61,787

Property, plant and                                            Long-term debt                 161,485      135,226
   equipment, net                   36,579       40,882
                                                               Other long-term obligations     12,868       15,564

Other assets                       128,859      131,949        Stockholders' equity            38,584       61,000
                                  --------     --------                                      --------     --------
                                  $266,540     $273,577                                      $266,540     $273,577
                                  ========     ========                                      ========     ========



                               PRESS RELEASE